Exhibit 99.1

Contact:
Ellen Corliss
Vice President
 Corporate Communications
& Investor Relations
(919) 855-2112

Oxygen Biotherapeutics Reports Second Quarter FY2012 Financial Results

-Management to host teleconference to discuss financial results on December 19-

MORRISVILLE, NC, December 16, 2011 — Oxygen Biotherapeutics, Inc. (NASDAQ and SIX Swiss Exchange: OXBT), a development stage biomedical company focused on developing oxygen-rich intravenous and topical products, today announced results for the Second Quarter Fiscal Year (FY) 2012 ended October 31, 2011. Oxygen’s management will host a live teleconference on Monday, December 19, 2011 at 11 a.m. to discuss the results. (see access details below)

Highlights (through Dec. 14, 2011)

●	Closed registered direct financing for up to $7.5 million in gross proceeds
●	Board member Dr. Ronald Blanck named Chairman of the Board of Directors
●	CFO Michael B. Jebsen named President and interim Chief Executive Officer
●	Voluntarily withdrew listing on the SIX Swiss Stock Exchange effective in January 2012 due to low trading activity as part of an overall cost-reduction effort

Second-Quarter Results
Oxygen Biotherapeutics reported net revenue of $95,159 for the second quarter of fiscal 2012, compared to $27,126 for the comparable quarter in the previous fiscal year.  The increase was due primarily to direct cost reimbursements for work performed under our preclinical Oxycyte® PFC studies funded by the U.S. Army partially offset by a decrease in product sales. The decrease in product sales was due to a reduction in the size of our sales force during the quarter as we continue to focus selling efforts in specific geographical markets.

Gross margin as a percent of revenue for the period ended October 31, 2011 was 62%, compared to 75% for the three months ended October 31, 2010 due primarily to changes in the product sales mix.

Total operating expenses for the period ended October 31, 2011, were $2,149,387 compared to $2,083,863 for the same period in 2010. The increase in operating expenses in the quarter was due primarily to an increase in general and administrative costs; partially offset by decreases in marketing and sales expenses and research and development costs.

The increase in general and administrative expenses for the three months ended October 31, 2011 was driven primarily by an increase in legal fees, consulting costs and the severance accrual for a retired director; partially offset by a decrease in compensation expense, travel related expenses, and amortization of intangible assets.

The decrease in marketing and sales expenses for the three months ended October 31, 2011 was driven primarily by a reduction in costs incurred for direct advertising, partially offset by an increase in the costs incurred for compensation.

The decrease in research and development expenses for the three months ended October 31, 2011 was driven primarily by a reduction in compensation and contract research organization (CRO) costs; partially offset by an increase in consulting costs and Oxycyte PFC development costs.

For the second quarter ended October 31, 2011, the Company reported a net loss of $2,929,923, or $0.12 per share, compared to a net loss of $2,051,937, or $0.09 per share for the same period in the prior year.

Six-Month Results
Net revenue for the six months ended October 31, 2011 was $120,032 compared to total revenue of $32,236 for the same period in fiscal year 2011. This increase was primarily due to grant revenues earned in the current quarter. Product revenue also increased slightly for the six months ended October 31, 2011 compared to the same period in the prior year due to shipments to our distributor in Mexico.

Gross profit for the six month period ended October 31, 2011 was 48% as compared to 75% for the six months ended October 31, 2010.  This decrease was primarily due to sales through distribution channels.

For the six-month period ending October 31, 2011 the company had total operating expenses of $4,602,337 compared to $5,112,174 for the same period in 2010.  This decrease was primarily due to reduced research and development costs and a slight reduction in general and administrative expenses; partially offset by increased costs for marketing and sales expenses.

The decrease in research and development expenses for the six months ended October 31, 2011 was driven primarily by a reduction in CRO, compensation and product development costs; partially offset by an increase in consulting costs.

The decrease in general and administrative expenses for the six months ended October 31, 2011 was driven primarily by a decrease in compensation expense, travel related expense, and amortization of intangible assets; partially offset by an increase in legal fees, consulting costs and the severance accrual for a retired director.

The increase in marketing and sales expenses for the six months ended October 31, 2011 compared to the same period in the prior was driven primarily by an increase in the costs incurred for compensation offset by a slight reduction in costs for direct advertising.

The Company reported a net loss of $5,798,992, or $0.25 per share for the six month period ended October 31, 2011, compared to a net loss of $5,054,236, or $0.22 per share for the same period in 2010.

As of October 31, 2011, the Company had cash and cash equivalents totaling $2,004,257, up from $951,944 at April 30, 2011.

“The company is making significant strides toward meeting our objectives despite having a quarter impacted by management and board changes. We have secured our cGMP manufacturer for Oxycyte PFC emulsion which will allow us to scale up our manufacturing process and ensure we are able to support not only our TBI trial, but also our partners as they continue to progress through their preclinical studies under ongoing Material Transfer Agreements and Cooperative Research and Development Agreements. Our recent closing of a $7.5 million registered direct financing will allow us to focus on developing our product candidates well into calendar year 2012. We are continuing to evaluate all of our existing development programs to ensure all of our Company’s resources are allocated as efficiently and effectively as possible in our efforts to control our overhead and further reduce our costs,” said Michael Jebsen, Chief Financial Officer and Interim Chief Executive Officer.

Conference Call
Management will host a conference call on Monday, December 19, 2011 at 11 a.m. EST. To access the live teleconference dial (800) 510-0178 (U.S. and Canada) or (617) 614-3450 (international.)  The participant passcode is 89311217. A live webcast will be available on our web site http://www.oxybiomed.com/investors.htm.

A replay of the webcast will be available on the Oxygen Biotherapeutics website, or by phone for a limited time. To access the replay by phone, call (888) 286-8010 (U.S. and Canada) or (617) 801-6888 (international) for a limited time. The passcode for the replay is 96461628.

Financial Tables Follow

OXYGEN BIOTHERAPEUTICS, INC.
(a development stage enterprise)
BALANCE SHEETS

	October 31, 2011	April 30, 2011
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$2,004,257	$951,944
Accounts receivable	7,559	138,867
Government grant receivable	375,725	-
Inventory	95,720	257,382
Prepaid expenses	106,983	275,876
Other current assets	283,280	8,142
Total current assets	2,873,524	1,632,211
Property and equipment, net	351,070	442,586
Debt issuance costs, net	342,967	-
Intangible assets, net	831,407	699,951
Other assets	149,652	147,608
Total assets	$4,548,620	$2,922,356
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$781,509	$889,376
Accrued liabilities	1,307,203	1,250,573
Current portion of notes payable, net	7,195	43,295
Total current liabilities	2,095,907	2,183,244
Long-term portion of notes payable, net	6,178,470	4,463,635
Total liabilities	8,274,377	6,646,879

Stockholders' deficit
Preferred stock, undesignated, authorized 10,000,000 shares; none issued or outstanding	-	-
Common stock, par value $.0001 per share; authorized 400,000,000 shares; issued and outstanding 23,857,671 and 23,393,307, respectively	2,386	2,339
Additional paid-in capital	93,986,723	88,189,012
Deficit accumulated during the development stage	(97,714,866)	(91,915,874)
Total stockholders’ deficit	(3,725,757)	(3,724,523)
Total liabilities and stockholders' deficit	$4,548,620	$2,922,356

OXYGEN BIOTHERAPEUTICS, INC.
(a development stage enterprise)
STATEMENTS OF OPERATIONS

	Period from May 26, 1967 (Inception) to October 31, 2011	Three months ended October 31,		Six months ended October 31,
		2011	2010	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Product revenue	$456,627	$27,415	$36,083	$86,892	$42,981
Cost of sales	303,319	10,500	8,957	45,104	10,745
Net product revenue	153,308	16,915	27,126	41,788	32,236
Government grant revenue	78,244	78,244	-	78,244	-
Total net revenue	231,552	95,159	27,126	120,032	32,236

Operating expenses
Selling, general, and administrative	44,279,060	1,660,810	1,511,214	3,461,799	3,394,282
Research and development	20,753,212	488,577	572,649	1,140,538	1,717,892
Loss on impairment of long-lived assets	334,157	-	-	-	-
Total operating expenses	65,366,429	2,149,387	2,083,863	4,602,337	5,112,174

Net operating loss	65,134,877	2,054,228	2,056,737	4,482,305	5,079,938

Interest expense	33,619,075	871,768	5,383	1,307,566	6,589
Loss on extinguishment of debt	250,097	-	-	-	-
Other (income) expense	(1,289,183)	3,927	(10,183)	9,121	(32,291)
Net loss	$97,714,866	$2,929,923	$2,051,937	$5,798,992	$5,054,236

Net loss per share, basic		$(0.12)	$(0.09)	$(0.25)	$(0.22)

Weighted average number of common shares outstanding, basic		23,805,323	23,387,979	23,604,502	23,301,844

Net loss per share, diluted		$(0.29)	$(0.09)	$(0.42)	$(0.22)

Weighted average number of common shares outstanding, diluted		25,980,214	23,387,979	25,081,668	23,301,844

About Oxygen Biotherapeutics, Inc.

Headquartered in Morrisville, NC, Oxygen Biotherapeutics, Inc. is developing medical and cosmetic products that efficiently deliver oxygen to tissues in the body. The company has developed a proprietary perfluorocarbon (PFC) therapeutic oxygen carrier product called Oxycyte® that is being formulated for both intravenous and topical delivery. The company has commercialized its DERMACYTE® line of oxygen-rich skin care products. In addition, the company is focused on PFC-based oxygen carriers for use in traumatic brain injury, decompression sickness, and topical wound healing.  See www.oxybiomed.com, or www.DermacyteUS.com for more information.

Caution Regarding Forward-Looking Statements
This news release contains certain forward-looking statements by the company that involve risks and uncertainties and reflect the company's judgment as of the date of this release. These statements include the expansion of development of the Oxycyte and DERMACYTE product lines and the timing of the introduction of those new products. The forward-looking statements are subject to a number of risks and uncertainties including matters beyond the company's control that could lead to delays in new product introductions and customer acceptance of these new products, and other risks and uncertainties as described in our filings with the Securities and Exchange Commission, including in the current reports on Form 10-Q and Form-10K. The company disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

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